Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of 89bio, Inc. of our report dated September 19, 2019 (October 28, 2019 as to the retroactive effect of the reverse stock split and the Reorganization as described in Note 2 and Note 4, respectively) on our audit of the financial statement of 89Bio Inc. as of June 28, 2019 appearing in the Registration Statement on Form S-1, as amended (No. 333-234174), and related Prospectus of 89bio, Inc., and the reference to us under the caption “Experts” in such Prospectus.

/s/ Brightman Almagor Zohar & Co.

A Firm in the Deloitte Global Network

Tel Aviv, Israel

November 8, 2019